EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134815 on Form S-3 and Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186, 333-116695 and 333-134207 on Forms S-8 of our reports dated March 1, 2007 relating to the financial statements and financial statement schedule of CommScope, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the adoption of Statement of Financial Accounting Standards Nos. 123(R) and 158) and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of CommScope, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 2007